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                                                     Exhibit 1



                           IMPERIAL HOLLY CORPORATION






                            STOCK PURCHASE AGREEMENT

                                  July 25, 1996








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                                TABLE OF CONTENTS
                                                                            Page

SECTION 1   SALE OF STOCK; CLOSING; DELIVERY.................................1
      1.1   Sales of Stock...................................................1
      1.2   Closing..........................................................1
      1.3   Payment and Delivery.............................................1

SECTION 2   REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................1
      2.1   Organization and Standing; Articles of Incorporation
            and Bylaws.......................................................1
      2.2   Corporate Power..................................................2
      2.3   Capitalization...................................................2
      2.4   Authorization....................................................2
      2.5   SEC Documents....................................................3
      2.6   Absence of Undisclosed Liabilities...............................3
      2.7   Compliance with Other Instruments................................3
      2.8   Governmental Consent, etc........................................3
      2.9   Litigation.......................................................4
      2.10  Securities Laws..................................................4
      2.11  Permits..........................................................4
      2.12  Environmental....................................................4

SECTION 3   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..................4
      3.1   Experience.......................................................4
      3.2   Accredited Investor..............................................4
      3.3   Investment.......................................................4
      3.4   Rule 144.........................................................5
      3.5   No Federal or State Approval.....................................5
      3.6   Access to Data...................................................5
      3.7   Authorization....................................................5
      3.8   Brokers or Finders...............................................5
      3.9   Compliance with Other Instruments................................5
      3.10  Governmental Consent, etc........................................5
      3.11  No Ownership.....................................................6
      3.12  Subsidiary.......................................................6

SECTION 4   CONDITIONS TO CLOSING OF PURCHASER...............................6
      4.1   Representations and Warranties Correct...........................6
      4.2   No Injunctions...................................................6
      4.3   HSR Clearance....................................................6
      4.4   AMEX Listing.....................................................6
      4.5   Rights Agreement.................................................6
      4.6   Due Diligence Investigation......................................6

SECTION 5   CONDITIONS TO CLOSING OF COMPANY.................................7
      5.1   Representations and Warranties Correct...........................7
      5.2   No Injunctions...................................................7




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      5.3   HSR Clearance....................................................7
      5.4   AMEX Listing.....................................................7
      5.5   Shareholder Approval.  ..........................................7

SECTION 6   RESTRICTIONS ON TRANSFERABILITY OF
            SECURITIES;COMPLIANCE WITH SECURITIES ACT........................7
      6.1   Restrictions on Transferability..................................7
      6.2   Restrictive Legend...............................................8
      6.3   Notice of Proposed Transfers.....................................8

SECTION 7   COVENANT.........................................................9
      7.1   HSR Filings......................................................9
      7.2   Related Agreements...............................................9
      7.3   Fulfillment of Closing Conditions................................9
      7.4   No Purchases, Sales or Hedge Transactions........................9
      7.5   Operations in the Ordinary Course of Business.  .................9
      7.6   Use of Proceeds..................................................9
      7.7   Rights Plan Adjustment...........................................9

SECTION 8   MISCELLANEOUS...................................................10
      8.1   Letter Agreement Effective......................................10
      8.2   Termination.....................................................10
      8.3   Governing Law...................................................10
      8.4   Successors and Assigns..........................................10
      8.5   Entire Agreement; Amendment.....................................10
      8.6   Publicity.......................................................11
      8.7   Confidentiality.................................................11
      8.8   Notices, etc....................................................11
      8.9   Severability....................................................12
      8.10  Titles and Subtitles............................................12
      8.11  Facsimile Signatures............................................12
      8.12  Counterparts....................................................12


EXHIBITS

A     --     Form of Registration Rights Agreement
B     --     Form of Investor Agreement





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                            STOCK PURCHASE AGREEMENT


      This Stock Purchase Agreement (this "Agreement") is entered into effective as of July 25, 1996 by and among IMPERIAL HOLLY CORPORATION, a Texas corporation (the "Company"), and GREENCORE GROUP PLC and EARLSFORT HOLDINGS B.V. ("Purchaser").



                                   SECTION I.
                        SALE OF STOCK; CLOSING; DELIVERY

      A. SALES OF STOCK. Subject to the terms and conditions hereof, the Company agrees to issue and sell to Purchaser, and Purchaser agrees to buy from the Company 3,800,000 shares (the "Shares") of the Company's authorized but unissued Common Stock, without par value, for a purchase price of $13.25 per share for an aggregate purchase price of $50,350,000. Each share will include rights issued pursuant to the Rights Agreement dated as of September 14, 1989 between the Company and the Bank of New York, as amended by Amendment dated January 27, 1995 (the "Rights Agreement").

      B. CLOSING. The closing of the purchase and sale of the Shares hereunder (the "Closing") will take place at 10:00 a.m., local time, on a date specified by the parties (the "Closing Date"), which will be no later than the second business day following the satisfaction or waiver of the conditions set forth in Sections 4 and 5 hereof, at the offices of Baker & Botts, L.L.P., One Shell Plaza, 910 Louisiana, Houston, Texas, or at such other time and place upon which the Company and Purchaser may mutually agree.

      C. PAYMENT AND DELIVERY. At the Closing, the Company will deliver to Purchaser a certificate evidencing the Shares, against payment of the purchase price therefor, by wire transfer in same- day funds pursuant to the Company's instructions which instructions shall be delivered to Purchaser at least two business days prior to the Closing.

                                   SECTION II.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth on the disclosure schedule delivered by the Company concurrently herewith (the "Disclosure Schedule"), the Company represents and warrants to the Purchaser as of the date hereof and as of the Closing as follows:



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      A. ORGANIZATION AND STANDING; ARTICLES OF INCORPORATION AND BYLAWS. The
Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted. The Company is currently qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material adverse effect on the properties or business as now conducted or financial condition of the Company and its subsidiaries, taken as a whole ("Material Adverse Effect"). The Company has furnished to Purchaser correct and complete copies of its Articles of Incorporation ("Charter"), Bylaws and Rights Agreement, each as amended to date.

      B. CORPORATE POWER. The Company has and will have on the Closing Date all requisite corporate power and authority to execute and deliver this Agreement, the Registration Rights Agreement and the Investor Agreement (both defined in
Section 7.2 hereof), to sell and issue the Shares hereunder and to carry out and perform its obligations under the terms of this Agreement, the Registration Rights Agreement and the Investor Agreement.

      C. CAPITALIZATION. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, without par value (the "Common Stock"), of which 10,315,070 shares were issued and outstanding as of June 3, 1996, and 5,000,000 shares of Preferred Stock, without par value (the "Preferred Stock"), of which 333,334 shares have been designated "Series A Junior Participating Preferred Stock" and reserved for issuance pursuant to the Rights Agreement, no shares of which are outstanding. The outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. The Company has reserved 3,800,000 shares of Common Stock for issuance hereunder. The Disclosure Schedule contains a complete list of shares of Common Stock reserved and available for issuance to employees or directors under the Company's stock purchase and option plans. Except as set forth above and in the Disclosure Schedule, (i) no subscription, warrant, option or other right to purchase or acquire any shares of any class of capital stock of the Company or securities convertible into such capital stock is authorized or outstanding, and (ii) there is no commitment of the Company to issue any such shares, warrants, options or other such rights or securities.

      D. AUTHORIZATION. All corporate action on the part of the Company, its shareholders (subject to Section 5.5 hereof) and its board of directors necessary for the authorization, execution,




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delivery and performance of this Agreement, the Registration Rights Agreement and the Investor Agreement by the Company, the authorization, sale, issuance and delivery of the Shares and the performance of all of the Company's obligations hereunder and thereunder has been taken or will be taken prior to the Closing. This Agreement, the Registration Rights Agreement and the Investor Agreement, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable; and the Shares will be free of any pledges, liens, encumbrances or preemptive rights, other than any liens or encumbrances created by or imposed upon the Purchaser and restrictions on transfer under federal and state securities laws as set forth herein and under the Investor Agreement.

      E. SEC DOCUMENTS. The Company has furnished to Purchaser copies of its Annual Report on Form 10-K for the fiscal year ended March 31, 1996 and all other statements, reports, registration statements (other than registration statements on Form S-8, if any) filed by the Company with the Securities and Exchange Commission ("SEC") since March 31, 1996 and prior to the date hereof (collectively, the "SEC Documents"). As of their respective filing dates, the Company's SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and to the Company's knowledge none of the Company's SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company contained in the Company's SEC Documents fairly present the financial condition and results of operations of the Company as of the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except in the case of unaudited financial statements for the absence of notes thereto and subject to normal year-end audit adjustments. Since March 31, 1996 and prior to the date hereof,





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there has been no event or occurrence that has caused a Material
Adverse Effect.

      F. ABSENCE OF UNDISCLOSED LIABILITIES. Other than liabilities disclosed in the SEC Documents filed prior to the date hereof or on the Disclosure Schedule, there are no liabilities of the Company or any of its subsidiaries, except for liabilities that have not had, and may not reasonably be expected to have, a Material Adverse Effect.

      G. COMPLIANCE WITH OTHER INSTRUMENTS. The execution, delivery and performance of and compliance with this Agreement, the Registration Rights Agreement and the Investor Agreement, and the issuance of the Shares, have not resulted and will not result in any material violation of, or conflict with, or constitute a material default under, the Company's Charter or Bylaws nor result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company. The Board of Directors of the Company has adopted a resolution determining that, for purposes of the Rights Agreement, and upon consummation of the Closing, the ownership percentage with respect to the Purchaser and its affiliates for purposes of the definition of "Acquiring Person" in the Rights Agreement shall be 30% so long as the Investor Agreement has not terminated and 35% from and after such termination until such time as the Purchaser and its affiliates beneficially own less than 15% of the then outstanding shares of the Company's Common Stock, at which time such percentage shall become 15%.

      H. GOVERNMENTAL CONSENT, ETC. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, the Registration Rights Agreement and the Investor Agreement, or the offer, sale or issuance of the Shares, or the consummation of any other transaction contemplated hereby, except such filings required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act").

      I. LITIGATION. Section 2.9 of the Disclosure Schedule contains a complete list of pending lawsuits or other legal proceedings to which the Company or any of its subsidiaries is a party as of the date hereof. The Company believes that no lawsuit or legal proceeding set forth in Section 2.9 of the Disclosure
Schedule is reasonably likely to have a Material Adverse Effect. The Company is not aware of any lawsuit or legal proceeding threatened against the Company or any of its






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subsidiaries that could reasonably be expected to have a Material Adverse
Effect.

      J. SECURITIES LAWS. In reliance on Purchaser's investment representations of contained in Section 3, the offer, issuance, sale and delivery of the Shares, as provided in this Agreement, are exempt from the registration requirements of the Securities Act and all applicable state securities laws.

      K. PERMITS. The Company and its subsidiaries have all permits, licenses, registrations and approvals necessary or required by law for the Company and each of its subsidiaries to carry on its business as presently conducted except where the failure to have such permits, licenses, registrations and approvals is not reasonably likely to have a Material Adverse Effect. To the best of the Company's knowledge, there is no violation or failure of compliance on the part of the Company or any of its subsidiaries with any of the foregoing permits, licenses, registrations or approvals that is reasonably likely to have a Material Adverse Effect.

      L. ENVIRONMENTAL. The Company believes that no pending environmental matter disclosed in the SEC Documents is reasonably likely to have a Material Adverse Effect.


                                  SECTION III.
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      Purchaser hereby represents and warrants to the Company with respect to the purchase of the Shares as of the date hereof and as of the Closing as follows:

      A. EXPERIENCE. It has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.

      B. ACCREDITED INVESTOR. It is an "accredited investor" as such term is defined in Rule 501(a) of the Securities Act.

      C. INVESTMENT. It is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. It understands that the Shares to be purchased have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions




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of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser's representations as expressed herein.

      D. RULE 144. It acknowledges that the Shares and the underlying Common Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. It is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than two years after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three month period not exceeding specified limitations.

      E. NO FEDERAL OR STATE APPROVAL. It understands that no Federal or state agency has passed upon the Shares or made any finding or determination as to the fairness of the investment or any recommendation or endorsement of the Shares.

      F. ACCESS TO DATA. It has had an opportunity to discuss the Company's business, management and financial affairs with its management.

      G. AUTHORIZATION. This Agreement, the Registration Rights Agreement and the Investor Agreement when executed and delivered by Purchaser, will constitute valid and legally binding obligations of Purchaser, enforceable in accordance with their terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      H. BROKERS OR FINDERS. The Company has not, and will not, incur, directly or indirectly, as a result of any action taken by Purchaser, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.







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      I. COMPLIANCE WITH OTHER INSTRUMENTS. The execution, delivery and performance of and compliance with this Agreement, the Registration Rights Agreement and the Investor Agreement, and the purchase of the Shares, have not resulted and will not result in any material violation of, or conflict with, or constitute a material default under, the Purchaser's Charter, Bylaws or other organizational documents nor result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Purchaser.

      J. GOVERNMENTAL CONSENT, ETC. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Purchaser is required in connection with the valid execution and delivery of this Agreement, or the offer, issuance, sale or purchase of the Shares, or the consummation of any other transaction contemplated hereby, except (a) such filings as may be required to be made with the Securities and Exchange Commission, (b) filings, if any, to be made in compliance with applicable Blue Sky requirements, and (c) filings required pursuant to the HSR Act.

      K. NO OWNERSHIP. Purchaser does not "beneficially own" (as defined under Rule 13d-3 of the Exchange Act) any shares of Common Stock.

      L. SUBSIDIARY. Earlsfort Holdings B.V. is a wholly owned subsidiary of Greencore Group plc, except to the extent of directors' qualifying shares, if any.


                                   SECTION IV.
                       CONDITIONS TO CLOSING OF PURCHASER

      Purchaser's obligations to purchase the Shares at the Closing are, at the option of the Purchaser, subject to the fulfillment of the following conditions:

      A. REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company in Section 2 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date.

      B. NO INJUNCTIONS. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement or the Registration Rights Agreement.






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      C. HSR CLEARANCE. The waiting period under the HSR Act applicable to the purchase of the Shares by Purchaser shall have expired or been terminated.

      D. AMEX LISTING. The Shares shall have been approved for listing on the American Stock Exchange.

      E. RIGHTS AGREEMENT. Purchaser shall have received a certified copy of a resolution of the Board of Directors of the Company certifying the matters set forth in the second sentence of Section 2.7 hereof.

      F. DUE DILIGENCE INVESTIGATION. Purchaser's due diligence investigation of the Company's financial records, legal proceedings and environmental matters shall not have revealed (i) any material and adverse error in the financial information provided in the Company's Annual Report on Form 10-K for the year ended March 31, 1996 that was not addressed in a subsequent SEC Document or (ii) any environmental matter, litigation or contingent liability the likely effect of which was not disclosed, in all material respects, by the Company to Purchaser and that is reasonably likely to have a Material Adverse Effect. The foregoing condition contained in this Section 4.6 may be exercised only by written notice provided to the Company by the close of business on August 6, 1996.


                                   SECTION V.
                        CONDITIONS TO CLOSING OF COMPANY

      The Company's obligation to sell and issue the Shares at the Closing Date is, at the option of the Company, subject to the fulfillment as of the Closing Date of the following conditions:

      A. REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Purchaser in Section 3 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date.

      B. NO INJUNCTIONS. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement and the Registration Rights Agreement.

      C. HSR CLEARANCE. The waiting period under the HSR Act applicable to the purchase of the Shares by Purchaser shall have expired or been terminated.







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      D. AMEX LISTING. The Shares shall have been approved for listing on the
American Stock Exchange.

      E. SHAREHOLDER APPROVAL. If required by applicable law or regulation, the Company shall have obtained shareholder approval for the issuance of the Shares to Purchaser. If shareholder approval is sought by the Company, the Company agrees (i) to cause its Board of Directors to recommend to the Company's shareholders that they approve the issuance of the Shares to Purchaser and (ii) to use its reasonable best efforts to obtain such approval.


                                   SECTION VI.
                RESTRICTIONS ON TRANSFERABILITY OF SECURITIES;
                         COMPLIANCE WITH SECURITIES ACT

      A. RESTRICTIONS ON TRANSFERABILITY. The Shares to be issued hereunder are "Restricted Securities" and shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Section 6, which conditions are intended to ensure compliance with the provisions of the Securities Act. Each Purchaser will cause any proposed purchaser, assignee, transferee, or pledgee of the Shares held by Purchaser to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 6.

      B. RESTRICTIVE LEGEND. Each certificate representing (i) the Shares and
(ii) any other securities issued in respect of the Shares upon any stock split stock dividend, recapitalization, merger, consolidation or similar event shall (unless otherwise permitted by the provisions of Section 6.3 below) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

            THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.




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      Purchaser consents to the Company making a notation on its records and giving instructions to any transfer agent of the Shares in order to implement the restrictions on transfer established in this Section 6.

      C. NOTICE OF PROPOSED TRANSFERS. The holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 6.3. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities (other than a transfer not involving a change in beneficial ownership), unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall, be accompanied, at such holder's expense, by either (i) a written opinion of legal counsel, who shall be and whose legal opinion shall be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act or (ii) a "no action" letter from the staff of Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144 or a registration statement under the Securities Act, the appropriate restrictive legend set forth in
Section 6.2 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such holder and the Company such legend is not required in order to establish compliance with any provision of the Securities Act.




                                  SECTION VII.
                                    COVENANTS

      A. HSR FILINGS. The Company and Purchaser each agrees to use its reasonable best efforts to make promptly any filings required by the HSR Act, and thereafter make any required




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submission, with respect to the issuance of the Shares to Purchaser. The Company and the Purchaser agree to share equally the HSR Act filing fee regarding the acquisition of the Shares by the Purchaser.

      B. RELATED AGREEMENTS. At the Closing, the Company and the Purchaser agree to enter into the Registration Rights Agreement in the form attached hereto as Exhibit A and the Investor Agreement in the form attached hereto as Exhibit B.

      C. FULFILLMENT OF CLOSING CONDITIONS. The Company and the Purchaser each agrees to use its reasonable best efforts to cause the fulfillment of the closing conditions (to the extent, in whole or in part, within its direct or indirect control) set forth in Sections 4 and 5 hereof.

      D. NO PURCHASES, SALES OR HEDGE TRANSACTIONS. Prior to the Closing, Purchaser agrees not to purchase or sell (or contract to purchase or sell) shares of Common Stock or options, warrants or rights to purchase shares of Common Stock. Purchaser also agrees not to enter into any hedge or other transactions regarding Company securities. Nothing contained in this Section 7.4 shall prevent Purchaser from engaging in hedge or similar transactions not involving the Company's securities.

      E. OPERATIONS IN THE ORDINARY COURSE OF BUSINESS. During the period from the date hereof until the Closing, the Company will, and will cause each of its material subsidiaries to, conduct its operations according to its ordinary course of business.

      F. USE OF PROCEEDS. The Company agrees that the proceeds from the sale of the Shares will be used to fund operations, to repay debt and for other matters that arise in the ordinary course of the Company's business.

      G. RIGHTS PLAN ADJUSTMENT. The Company shall not issue any shares of its Common Stock (including, without limitation, in connection with a public offering, a private placement, a business combination or pursuant to any then outstanding warrants, options, rights or convertible securities or otherwise) if such issuance would cause Purchaser and its affiliates to beneficially own less than 15% of the then outstanding shares of the Company's Common Stock (a "Dilution Transaction"), unless, prior thereto, it delivers to Purchaser a certified copy of a resolution of the Board of Directors of the Company stating that for purposes of the Rights Agreement, and upon consummation of such Dilution Transaction, notwithstanding the provisions of the



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last sentence of Section 2.7 of this Agreement, the ownership percentage with respect to the Purchaser and its affiliates for purposes of the definition of "Acquiring Person" in the Rights Agreement shall thereafter be 30% so long as the Investor Agreement has not terminated and 35% from and after such termination; provided, however, that such resolution may also state that if, at any time after a Dilution Transaction, Purchaser and its affiliates sell or otherwise transfer in one or more transactions an Excess Amount (as defined below) of shares of Common Stock of the Company, then, the ownership percentage with respect to the Purchaser and its affiliates for purposes of the definition of "Acquiring Person" in the Rights Agreement shall thereafter be 15%.

      As used above, "Excess Amount" means the number of shares of Common Stock of the Company which, if sold or otherwise transferred by Purchaser immediately preceding the Dilution Transaction, would have caused the Purchaser and its affiliates to beneficially own less than 15% of the then outstanding shares of the Company's Common Stock.

                                  SECTION VIII.
                                  MISCELLANEOUS

      A. LETTER AGREEMENT EFFECTIVE. The Purchaser agrees that the terms and conditions of the Letter Agreement dated as of June 5, 1996 between the Company and the Purchaser shall remain effective until the Closing.

      B. TERMINATION. This Agreement shall terminate automatically if the Closing has not occurred on or prior to December 31, 1996.

      C. GOVERNING LAW. This Agreement shall be governed and construed in all respects in accordance with the laws of the State of Texas as applied to agreements made and performed in Texas by residents of the State of Texas. The Company and the Purchaser each hereby consents to personal jurisdiction in any action brought with respect to this Agreement and the transactions contemplated hereby in the United States District Court for the Southern District of Texas. The Company and the Purchaser each also agrees that service of process may be accomplished pursuant to the provisions of Section 8.8 hereof.

      D. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.




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

      E. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other documents delivered pursuant hereto at the Closing constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

      F. PUBLICITY. Neither the Company nor Purchaser shall issue any press release or otherwise make a public statement with respect to the transactions contemplated by this Agreement without consulting the other party, except as may be required by applicable law or regulation. In the event that the Closing does not occur or it becomes evident that the Closing will not occur, Purchaser agrees to permit the Company to publicly announce any such event prior to Purchaser making any announcement of any such event.

      G. CONFIDENTIALITY. Purchaser acknowledges and agrees that any information or data it has acquired from the Company, not otherwise properly in the public domain, was received in confidence. Purchaser agrees not to divulge, communicate or disclose, except as may be required by law or for the performance of this Agreement, or use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information of the Company.

      H. NOTICES, ETC. Unless otherwise provided, any notice, request, demand or other communication required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, or when sent by telex or telecopier (with receipt confirmed), or one business day after deposit with overnight courier or three business days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed as follows (or at such other address as a party may designate by notice to the other):

      If to the Company:

      Imperial Holly Corporation
      One Imperial Square, Suite 200
      8016 Highway 90-A
      Sugar Land, TX  77478
      Attention:        President
      Telephone:        (713) 490-9780
      Facsimile:        (713) 490-9895


      with a copy to:

      Baker & Botts, L.L.P.
      One Shell Plaza
      910 Louisiana
      Houston, TX  77002-4995
      Attention:        J. David Kirkland, Jr.
      Telephone:        (713) 229-1101
      Facsimile:        (713) 229-1522

      If to the Investor:

      Greencore Group plc
      St. Stephens Green House
      Earlsforth Terrace
      Dublin 2, Ireland
      Attention:        Chief Executive Officer
      Telephone:        011-3531-605-1000
      Facsimile:        011-3531-605-1101

      with a copy to:

      Weil, Gotshal & Manges LLP
      700 Louisiana, Suite 1600
      Houston, TX 77002
      Attention:        Steven D. Rubin
      Telephone:        (713) 546-5030
      Facsimile:        (713) 224-9511

      I. SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, this Agreement shall continue in full force and effect without said provision. In such event, the parties shall negotiate, in good faith, a legal, valid and enforceable substitute provision which most nearly effects the intent of the parties in entering into this Agreement.

      J. TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

      K. FACSIMILE SIGNATURES. Any signature page delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requests it.

      L. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

      The foregoing agreement is hereby executed as of the date first above written.


IMPERIAL HOLLY CORPORATION
a Texas corporation


By:    /s/  James C. Kempner
Title:       President & CEO



GREENCORE GROUP PLC


By:    /s/  David Dilger
Title:       Director



EARLSFORT HOLDINGS B.V.


By:    /s/  Kevin O'Sullivan
Title:       Director







                                       Stock Purchase Agreement Signature Page





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
                                                                       EXHIBIT A



                          REGISTRATION RIGHTS AGREEMENT

            This Registration Rights Agreement (this "Agreement") is entered into effective as of _____________, 1996 by and among IMPERIAL HOLLY CORPORATION, a Texas corporation (the "Company") and GREENCORE GROUP PLC and EARLSFORT HOLDINGS B.V. (collectively, the "Investor").

                                    RECITALS

            WHEREAS, the Company and Investor are parties to that certain Stock Purchase Agreement dated as of July 25, 1996 (the "Purchase Agreement") providing for the issuance and sale by the Company and the purchase by the Investor of shares of the Company's Common Stock, without par value (the "Common Stock");

            WHEREAS, the sale of the Common Stock to Investor is conditioned upon granting the rights set forth herein to Investor;

            NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

      1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings indicated:

      "Advice" shall have the meaning given it in Section 5 hereof.

      "Affiliate" of an Investor shall mean any Person controlling, controlled by or under common control with Investor. As used in this definition, the term "control," including the correlative terms "controlling," "controlled by" and "under common control with," shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

      "Commission" shall mean the Securities and Exchange Commission or any other Federal agency then administering the Securities Act and other Federal securities laws.

      "Demand Registration" shall have the meaning given it in Section 3 hereof.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.






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


      "Holder" shall mean any Person holding Registrable Securities.

      "Other Holders" shall mean holders of the Company's securities, other than Investor, proposing to distribute securities pursuant to a registration under this Agreement.

      "Person" shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or a political subdivision, agency or instrumentality thereof or other entity or organization of any kind.

      "Piggy-back Registration" shall have the meaning given it in
Section 2(a) hereof.

      "Registrable Securities" shall mean (i) the Common Stock issued to Investor pursuant to the Purchase Agreement and (ii) any securities issued in exchange for, as a dividend on, or in replacement of, or otherwise issued or distributed in respect of (including securities issued in a stock dividend, split or recombination or pursuant to the exercise of preemptive rights, if any), any shares of Common Stock referred to in clause (i) above; provided, however, that any securities described in clause (i) or (ii) above shall cease to be Registrable Securities when and to the extent that such securities have been (A) distributed to the public pursuant to a registration statement covering such securities that has been declared effective under the Securities Act, (B) distributed in accordance with the provisions of Rule 144 (or any similar provision then in force) under the Securities Act, (C) transferred to any Person in a manner such that such securities are deemed to cease being Registrable Securities pursuant to the provisions of Sections 11(i) and (k) of this Agreement, or (D) repurchased by the Company.

      "Registration Expenses" shall have the meaning given it in Section 6 hereof.

      "Securities Act" shall mean the Securities Act of 1933, as amended.

      2.    PIGGY-BACK REGISTRATION RIGHTS.

      (a) At any time after the date hereof, if the Company proposes to file a registration statement under the Securities Act with the Commission with respect to an offering by the Company for its own account or for the account of any other Person of any Common Stock to be issued for cash pursuant to a firm commitment underwriting (other than as set forth in Section 2(b) below), then the Company shall in each case give written notice of such proposed filing to Holders at least 20 days before the initial filing date with the Commission of such registration statement, which notice shall set forth the intended method of distribution of the Common Stock proposed to be registered by the Company. The notice shall offer each Holder the opportunity to register such number of Registrable Securities as such Holder may request (a "Piggy-back Registration"). Notwithstanding the foregoing, if any managing underwriter of such offering advises the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, then the amount of Registrable Securities to be offered for the accounts of Holders and Other Holders shall be reduced in inverse order of the priority of registration rights held by holders of securities requesting inclusion therein to the extent necessary, in the opinion of such managing underwriter, to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter; provided, however, that the reduction imposed upon Holders shall not be greater, on a percentage basis with respect to the Registrable Securities requested to be included, than the reduction imposed upon Other Holders with respect to the amount of securities requested for inclusion in such registration.

      (b) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to include Registrable Securities in any registration statement if the proposed registration is (i) a registration of a stock option or other employee incentive compensation or employee benefit plan or of securities issued or issuable pursuant to any such plan, or a registration statement relating to warrants, options or shares of capital stock granted or to be granted or sold primarily to employees, directors or officers of the Company,
(ii) a registration of securities issued or issuable pursuant to a stockholder reinvestment plan or other similar plan, (iii) a registration of securities issued in exchange for any securities or any assets of, or in connection with a merger or consolidation with, an unaffiliated company, (iv) a registration of securities pursuant to a "rights" or other similar plan designed to protect the Company's stockholders from a coercive or other attempt to cause a change in control of the Company, (v) a registration of securities filed pursuant to Rule 145 under the Securities Act or any successor rule, (vi) a registration of preferred stock or securities issued in connection with any debt or preferred stock financing of the Company or (vii) a registration filed in connection with an exchange offer or an offering of securities solely to the Company's existing shareholders.

      (c) The Company may withdraw any registration statement and abandon any proposed offering initiated by the Company or any other Person without the consent of any Holder, notwithstanding the request of Holders to participate therein in accordance with this provision, if the Company determines to do so in its sole discretion.

      3.    DEMAND REGISTRATION RIGHTS.

      (a) At any time after the earlier of (i) December 31, 1998 or (ii) the time at which the transfer restrictions set forth in Section 3 in the Investor Agreement terminate, any Holder may request in writing (a "Demand Request") that the Company file a registration statement under the Securities Act covering the registration at least 35% of the shares of Registrable Securities then outstanding (a "Demand Registration") to be sold pursuant to a firm commitment public offering for cash. Upon receipt by the Company of any such Demand Request, the Company shall promptly, but in any event within 10 business days, give written notice thereof (the "Demand Registration Notice") to each Holder of Registrable Securities inquiring whether each such Holder desires to include all or any portion of its Registrable Securities in a Demand Registration. The Company shall use its best efforts (including the filing of an appropriate registration statement within 60 days after receiving a Demand Request) to effect as soon as practicable the registration under the Securities Act in accordance with Section 5 hereof of all shares of Registrable Securities covered by the Demand Request and all other Registrable Securities which the Company has been requested to register by the Holders thereof by written request given to the Company within 20 days after delivery of the Demand Registration Notice; provided, however, that the Company shall be obligated to effect only two Demand Registrations pursuant to this Section 3. In connection with a Demand Registration, the Holders of a majority of the Registrable Securities to be included in the registration, in their sole discretion, shall determine whether
(a) to proceed with, withdraw from or terminate such offering, (b) to select, subject to the reasonable approval of the Company, a managing underwriter or underwriters in connection with such offering, (c) to enter into an underwriting agreement for such offering, and (d) to take such actions as may be necessary to close the sale of Registrable Securities contemplated by such offering, including, without limitation, waiving any conditions to closing such sale that may not have been fulfilled. In the event Holders exercise their discretion under this Section 3(a) to terminate a proposed Demand Registration, the terminated Demand Registration shall constitute a Demand Registration under this
Section 3, unless the
determination to terminate such Demand Registration (i) follows the exercise by the Company of any of its rights provided by Section 3(b) or (c) or (ii) results from a material adverse change in the financial condition, results of operations or business of the Company.

      (b) Notwithstanding the provisions of Section 3(a), if the Company shall furnish to the Holders requesting to include Registrable Securities in the registration a certificate signed by the President of the Company stating that in the good faith judgment of the Company, it would be detrimental to the Company and its shareholders for such registration statement to be filed or to become effective and it is therefore beneficial to defer the filing or effectiveness of such registration statement, the Company shall have the right to defer such filing or effectiveness for a period of not more than 90 days. The Company shall promptly give notice to the Holder at the end of any delay period under this Section 3(b).

      (c) Notwithstanding the foregoing provisions of this Section 3, if at the time of any request by a Holder for a Demand Registration, the Company has plans to file within 90 days after such request for the sale of any of its securities in a public offering under the Securities Act, no Demand Registration shall be initiated under this Section 3 until 90 days after the effective date of such registration unless the Company is no longer using its reasonable best efforts to effect such registration; provided, however, that the Company shall provide the holders of Registrable Securities the right to participate in such public offering pursuant to, and subject to, the provisions of Section 2 hereof, if applicable.

      4.    HOLDBACK AGREEMENTS; REQUIREMENTS OF HOLDERS.

      (a) Restrictions on Public Sale by Holders of Registrable Securities. To the extent not inconsistent with applicable law, Holders agree not to effect any public sale or other distribution of equity securities of the Company (or any securities convertible into or exchangeable or exercisable for equity securities of the Company) during the period beginning on the effective date of a registration statement filed by the Company with the Commission and ending 90 days after the date of the final prospectus with respect thereto (except for securities that may be included in such registration pursuant to the provisions hereof or otherwise), but only if and to the extent requested in writing by the Company or, in the case of an underwritten public offering, the managing underwriter or underwriters. The Company





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


agrees to be bound by similar restrictions in the event of an underwritten public offering pursuant to Section 3 hereof.

      (b) Cooperation by Holders. The offering of Registrable Securities by Holders shall comply in all respects with the applicable terms, provisions and requirements set forth in this Agreement, and each Holder shall timely provide the Company with all information and materials required to be included in a registration statement that relate to such Holder, and to take all such action as may be reasonably required in order not to delay the registration and offering of the securities by the Company. The Company shall have no obligation to include in such registration statement shares of a Holder if such Holder has failed to furnish such information which, in the opinion of counsel to the Company, is required in order for the registration statement to be in compliance with the Securities Act.

      5. REGISTRATION PROCEDURES. Whenever any Registrable Securities are to be registered pursuant to Section 2 (including the Company's rights under Section 2(c)) or 3 of this Agreement, the Company will use its reasonable best efforts to effect the registration of such Registrable Securities as contemplated by such Section. In connection with any Piggy-back Registration or Demand Registration, the Company will, subject to Section 2 or 3 hereof (as applicable):

      (a) prepare and file with the Commission a registration statement which includes the Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective;

      (b) prepare and file with the Commission such amendments and post-effective amendments to the registration statement, and such supplements to the related prospectus, as may be necessary to keep the registration statement effective for a period of at least 270 days (or such shorter period during which Holders shall have sold all Registrable Securities requested to be registered) and to appropriately reflect the plan of distribution of the securities registered thereunder and/or as shall be necessary so that neither such registration statement nor the related prospectus shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and so that such registration statement and the related prospectus will otherwise comply with applicable legal requirements; and comply with the provisions of the Securities Act applicable to it with respect to the disposition of all securities covered by such registration statement during the applicable period;





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


      (c) furnish to the Holders of Registrable Securities included in such registration statement and the underwriter or underwriters thereof, if any, without charge, such number of conformed copies of the registration statement and any post-effective amendment thereto and such number of copies of the prospectus (including each preliminary prospectus) and any amendments or supplements thereto, and any documents incorporated by reference therein, as Holders or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities being sold by Holders (it being understood that the Company consents to the use of the prospectus and any amendment or supplement thereto by Holders of Registrable Securities covered by the registration statement and the underwriter or underwriters thereof, if any, in connection with the offering and sale of the Registrable Securities covered by the prospectus or any amendment or supplement thereto);

      (d) notify the Holders of Registrable Securities included in such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, when the Company becomes aware of the happening of any event as a result of which the prospectus included in such registration statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading and, as promptly as practicable thereafter and in any event, within 15 days after such notice, prepare and file with the Commission and furnish a supplement or amendment to such prospectus (which may include a document filed pursuant to the Exchange Act that is incorporated by reference therein) so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

      (e) otherwise comply with all applicable rules and regulations of the Commission and make generally available to its security holders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act no later than 100 days after the end of the 12-month period beginning with the first day of the Company's first fiscal quarter commencing after the effective date of the registration statement, which earnings statement shall cover said 12-month period, which requirement will be deemed to be satisfied if the Company complies with Rule 158 under the Securities Act.






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


      (f) as promptly as practicable after filing with the Commission of any document which is incorporated by reference into a registration statement, deliver a copy of such document to Holders of Registrable Securities covered by such registration statement if the Holders requests such document;

      (g) on or prior to the date on which the registration statement is declared effective, use reasonable best efforts to register or qualify, and cooperate with the Holders of Registrable Securities included in such registration statement, the underwriter or underwriters thereof, if any, and their counsel, in connection with the registration or qualification of the Registrable Securities covered by the registration statement for offer and sale under the securities or blue sky laws of each state and other jurisdiction of the United States as the Holders or underwriter reasonably requests in writing, to use its reasonable best efforts to keep each such registration or qualification effective, including through new filings, or amendments or renewals, during the period such registration statement is required to be kept effective and to do any and all other acts or things necessary or advisable to enable the disposition in all such jurisdictions of the Registrable Securities covered by the applicable registration statement; provided, that the Company will not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5(g), to take any action which would subject it to general service of process or taxation in any such jurisdiction where it is not then so subject;

      (h) cooperate with the Holders of Registrable Securities covered by the registration statement and the managing underwriter or underwriters thereof, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or underwriters, if any, or Holders may request, subject to the underwriters' obligation to return any certificates representing securities not sold;

      (i) enter into such customary agreements (including an underwriting agreement in customary form) and take all reasonable actions as may be appropriate in the judgment of the Company in order to facilitate the disposition of such Registrable Securities;





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


      (j) make available for inspection by Holders of Registrable Securities included in such registration statement, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company and subsidiaries (collectively, the "Records"), as shall be reasonably necessary to enable them to exercise their due diligence responsibilities, and cause the Company's officers, directors and employees to supply all Records reasonably requested by any such Inspector in connection with such registration statement; provided, that with respect to any Records that are confidential, the Inspectors shall execute such confidentiality agreements as the Company may reasonably request in order to ensure that the confidentiality of confidential Records will be maintained; and

      (k) if requested by Holders of Registered Securities covered by the Registration, use its best efforts to furnish to underwriters for Holders a "comfort" or "special procedures" letter (to the extent permitted by the standards of the AICPA or other relevant authorities) signed by the independent public accountants who have audited the Company's financial statements included in such registration statement, covering the matters customarily covered in accounts' letters delivered in connection with such registration statement.

      Holders, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5(d), will forthwith discontinue disposition of the Registrable Securities until Holders' receipt of the copies of the supplemented or amended prospectus contemplated by Section 5(d) or until it is advised in writing (the "Advice") by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the prospectus, and, if so directed by the Company, such Holder will, or will request the managing underwriter or underwriters of such Registrable Securities, if any, to deliver to the Company (at the Company's expense) all copies in their possession or control, other than permanent file copies then in such Holder's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.






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


      6.    REGISTRATION EXPENSES.

      (a) All expenses incident to the Company's performance of or compliance with this Agreement, including, without limitation, all Commission and securities exchange or National Association of Securities Dealers, Inc. registration and filing fees, all fees and reasonable expenses incurred in connection with compliance with state or other securities or blue sky laws and compliance with the rules of the NASD (including fees and disbursements of counsel in connection with state or other securities or blue sky qualifications of the Registrable Securities), rating agency fees, printing expenses, messenger and delivery expenses, internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the fees and expenses incurred in connection with the listing of the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed and fees and disbursements of counsel for the Company and its independent certified public accountants (including the expenses of any special audit or "comfort" or special procedures letters required by or incident to such performance), the reasonable fees and expenses of one counsel for the Holders, securities act liability insurance (if the Company elects to obtain such insurance), and the fees and expenses of any special experts retained by the Company in connection with such registration, excluding any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities (all such expenses being herein called "Registration Expenses"), will be borne by the Company.

      (b) Notwithstanding anything herein to the contrary, each Holder shall pay such portion of the Registration Expenses as may be required by applicable law but Holder is entitled to reimbursement from the Company for such Registration Expenses if not prohibited by applicable law.

      7.    INDEMNIFICATION; CONTRIBUTION.

      (a) Indemnification by the Company. The Company will, and hereby does, indemnify and hold harmless, with respect to any registration statement filed by it, to the full extent permitted by law, the Holders who sells Registrable Securities covered by such registration statement, its officers, directors, employees, agents and general or limited partners (and the directors, officers, employees and agents thereof) and each other Person, if any, who controls such Holder within the meaning of the Securities Act (collectively, the "Holder Indemnitees") against all losses, claims, damages, liabilities and expenses, joint or




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


several (including reasonable fees of counsel and any amounts paid in settlement effected with the Company's consent), to which any such Holder Indemnitee may become subject under the Securities Act, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions, suits, investigations or proceedings, whether commenced or threatened, in respect thereof) are caused by (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement in which such Registrable Securities were included as contemplated hereby or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary, final or summary prospectus, together with the documents incorporated by reference therein (as amended or supplemented if the Company shall have filed with the Commission any amendment thereof or supplement thereto), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein in the light of the circumstances under which they were made not misleading; and in each such case the Company will reimburse each such Holder Indemnitee for any reasonable legal or any other expenses incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability, expense, action, suit, investigation or proceeding; provided, that the Company shall not be liable to any such Holder Indemnitee in any such case to the extent that any such loss, claim, damage, liability or expense (or action, suit, investigation or proceeding, whether commenced or threatened, in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or amendment thereof or supplement thereto, or in any such preliminary, final or summary prospectus, in reliance upon and in conformity with written information furnished to the Company by or on behalf of any such Holder Indemnitee for use in the preparation thereof; and provided, further, that the Company shall not be liable to any such Holder Indemnitee with respect to any preliminary prospectus to the extent that any such loss, claim, damage, liability or expense of such Holder Indemnitee results from the fact that such Holder Indemnitee (or any underwriter therefore) sold Registrable Securities to a person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the prospectus (excluding documents incorporated by reference) or of the prospectus as then amended or supplemented (excluding documents incorporated by reference) if the Company has previously furnished copies thereof in compliance with Section 5





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


of this Agreement and the loss, claim, damage, liability or expense of such Holder Indemnitee results from an untrue statement or omission of a material fact contained in such preliminary prospectus which was corrected in the prospectus (or the prospectus as amended or supplemented). Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder Indemnitee or any of the prospective sellers or any of their respective directors, officers, employees, agents, general or limited partners or controlling Persons and shall survive the transfer of such securities by such Holder.

      (b) Indemnification by Holder. The Holder whose Registrable Securities are included in any registration statement hereunder will and hereby does indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors, officers, employees and agents and each Person who controls the Company (within the meaning of the Securities Act) (collectively, the "Company Indemnitees") against all losses, claims, damages, liabilities and expenses (including reasonable fees of counsel and any amounts paid in settlement effected with Holder's consent) to which any Company Indemnitee may become subject under the Securities Act, at common law or otherwise insofar as such losses, claims, damages, liabilities or expenses (or actions, suits, investigations or proceedings, whether commenced or threatened, in respect thereof) are caused by (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement in which Holder's Registrable Securities were included or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary, final or summary prospectus, together with the documents incorporated by reference therein (as amended or supplemented if the Company shall have filed with the Commission any amendment thereof or supplement thereto), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein in the light of the circumstances under which they were made not misleading to the extent, but only to the extent, in the cases described in clauses (i) and (ii), that such untrue statement or omission is contained in any information furnished in writing by that Holder for use in the preparation thereof and (iii) with respect to any preliminary prospectus, the fact that Holder (or any underwriter therefor) sold Registrable Securities to a person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the prospectus (excluding documents incorporated by reference) or of the prospectus as then amended or supplemented (excluding documents incorporated by reference) if (A) the Company has previously furnished copies thereof in compliance with Section 5 of this Agreement and (B) the loss, claim, damage, liability or expense of such Company Indemnitee results from an untrue statement or omission of a material fact contained in such preliminary prospectus which was corrected in the prospectus (or the prospectus as amended or supplemented). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company (except as provided above) or any of the prospective sellers or any of their respective directors, officers, employees, agents, general or limited partners or controlling Persons and shall survive the transfer of such securities by such Holder.

      (c) Conduct of Indemnification Proceeding. Promptly after receipt by an indemnified party under Section 7(a) or 7(b) above of written notice of the commencement of any action, suit, proceeding, investigation or threat thereof made in writing with respect to which a claim for indemnification may be made pursuant to this Section 7, such indemnified party shall, if a claim in respect thereto is to be made against an indemnifying party, give written notice to the indemnifying party of the threat or commencement thereof, but the failure so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such claim, action, suit, proceeding or investigation referred to under Section 7(a) or 7(b) shall be brought against any indemnified party and it shall notify the indemnifying party of the threat or commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense of any such claim, action, suit, proceeding or investigation, the indemnifying party shall not be liable to such indemnified party under this Section 7 for any legal expenses of counsel or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless the indemnifying party has failed to assume the defense of such claim, action, suit, proceeding or investigation or to employ counsel reasonably satisfactory to such indemnified party. Each indemnified party shall have the right to employ separate counsel to represent it and assume its defense (in which case the indemnifying party shall not represent it) if, upon the advice of counsel, the representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them and in which case the reasonable fees and expenses of one separate counsel for the indemnified party shall be paid by the indemnifying party. The indemnifying party shall not be required to indemnify the indemnified party with respect to any amounts paid in settlement of any claim, action, suit, proceeding or investigation entered into without the written consent of the indemnifying party. No indemnifying party will consent to the entry of any judgment or enter into any settlement without the consent of the indemnified party, unless (i) such judgment or settlement does not impose any obligation or liability upon the indemnified party other than the execution, delivery or approval thereof, and (ii) such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim for all persons that may be entitled to or obligated to provide indemnification or contribution under this Section 7.

      (d) Additional Indemnification. Indemnification similar to that specified in the preceding subsections of this Section 7 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any state securities or blue sky laws.

      (e) Contribution. If the indemnification provided for in this Section 7 is unavailable to or insufficient to hold harmless an indemnified party under
Section 7(a) or 7(b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions, suits, investigations or proceedings in respect thereof) referred to in Section 7(a) or 7(b) (as applicable) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements, omissions, actions or inactions that resulted in such losses, claims, damages, liabilities or expenses. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnifying party, any action or inaction by any such party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement, omission, action or inaction.

The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions, suits, investigations or proceedings in respect thereof) referred to above in this Section 7(e) shall be deemed to include any reasonable legal or other expenses incurred by such indemnified party in connection with investigating or defending any such action, suit, proceeding, investigation or claim (which shall be limited as provided in Section 7(c) if the indemnifying party has assumed the defense of any such action, suit, proceeding, investigation or claim in accordance with the provisions thereof) that is the subject of this Section 7(e). No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Promptly after receipt by an indemnified party under this Section 7(e) of written notice of the commencement of any action, suit, proceeding, investigation or threat thereof made in writing with respect to which a claim for contribution may be made against an indemnifying party under this Section 7(e), such indemnified party shall, if a claim for contribution in respect thereto is to be made against an indemnifying party, give written notice to the indemnifying party in writing of the commencement thereof (if the notice specified in Section 7(c) has not been given with respect to such action); but the failure to so notify the indemnifying party shall not relieve it from any obligation to provide contribution that it may have to any indemnified party under this Section 7(e) except to the extent that the indemnifying party is actually prejudiced by the failure to give notice. Notwithstanding anything in this Section 7(e) to the contrary, no indemnifying party shall be required pursuant to this Section 7(e) to contribute any amount that exceeds the amount by which the dollar amount of the proceeds received by such indemnifying party from the sale of Registrable Securities and other securities of the Company (after deducting any underwriting commissions, discounts and transfer taxes applicable thereto) in the offering to which the losses, claims, damages, liabilities or expenses of the indemnified parties relate exceeds the amount of any losses, claims, damages, liabilities and expenses that such indemnifying party has otherwise been required to pay as indemnity or contribution hereunder by reason of such losses, claims, damages, liabilities or expenses.

      The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(e) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.

      If indemnification is available under this Section 7, the indemnifying partes shall indemnify each indemnified party to the full extent provided in Sections 7(a) and (b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 7(e). The provisions of this Section 7(e) shall be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to law or contract and shall remain in full force and effect regardless of any investigation made by or on behalf of any indemnified party and shall survive the transfer of securities by any such party.

      (f) Indemnification and Contribution of Underwriters. In connection with any underwritten offering contemplated by this Agreement that includes Registrable Securities, the Company and all sellers of Registrable Securities included in any registration statement will agree to customary provisions for indemnification and contribution (consistent with the other provisions of this Section 7, except as may be otherwise agreed in writing by the Company and such sellers) in respect of losses, claims, damages, liabilities and expenses of the underwriters of such offering.

      8. PARTICIPATION IN UNDERWRITTEN REGISTRATIONS. Holders may not participate in any underwritten registration hereunder unless such Holder (a) agrees to sell Holder's securities on the terms of and on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

      9. RULE 144. The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder from time to time in order to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or
(b) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

      11.   MISCELLANEOUS.

      (a) Recapitalizations, Exchanges, etc. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Registrable Securities, to any and all shares of equity capital or other securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution of the Registrable Securities, in each case as the amounts of such securities outstanding are appropriately adjusted for any equity dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date of this Agreement.

      (b) Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed (i) if to Company, to: Imperial Holly Corporation, One Imperial Square, Suite 200, 8016 Highway 90-A, Sugar Land, TX 77478, Attention: President (with a copy to Baker & Botts, L.L.P., 3000 One Shell Plaza, Houston, Texas 77002, Attention: J. David Kirkland), (ii) if to Holder at Holder's address as shown on the stock transfer records of the Company (with a copy to Weil, Gotshal & Manges LLP, 700 Louisiana, Suite 1600, Houston, Texas 77002, Attention: Steven
D. Rubin), or to such other address (as to a Holder) as such Holder may furnish to the Company, or (as to the Company) as the Company may furnish to the Holder except that notices of changes of address shall be effective only upon receipt.

      (c) Applicable Law. This contract is entered into under, and shall be construed in accordance with and governed for all purposes by, the laws of the State of Texas without regard to any principles of conflict of laws that, if applied, might permit or require the application of the laws of a different jurisdiction. The Company and the Investor each hereby consents to personal jurisdiction in any action brought with respect to this Agreement and the transactions contemplated hereby in the United States District Court for the Southern District of Texas ("Southern District"). The Company and the Investor each also agrees that service of process may be accomplished pursuant to the provisions of Section 11(b) hereof.

      (d) Amendment and Waiver. This Agreement may be amended, and the provisions hereof may be waived, only by a written instrument signed by the Company and Holders of a majority of the Registrable Securities then outstanding. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

      (e) Remedy. The parties agree that in the event there is any breach or asserted breach of the terms, covenants or conditions of this Agreement, the remedy of the parties hereto shall be in law and in equity and injunctive relief shall lie for the enforcement of or relief from any provisions of this Agreement. If any remedy or relief is sought and obtained by any party against one of the other parties pursuant to this Section 11(e), the other party shall, in addition to the remedy of relief so obtained, be liable to the party seeking such remedy or relief for the reasonable expenses incurred by such party in successfully obtaining such remedy or relief, including the fees and expenses of such party's counsel.

      (f) Severability. It is a desire and intent of the parties that the terms, provisions, covenants and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant or remedy of this Agreement or the application thereof to any Person or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any Person or circumstances other than those to which they have been held invalid or unenforceable shall remain in full force and effect.

      (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

      (h) Headings; Use of Certain Terms. The section and paragraph headings in this Agreement have been inserted for purposes of convenience of reference only and shall not be used for interpretive purposes. As used in this Agreement, the words "herein", "hereof", and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph, section, subsection, or other subdivision. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

      (i) Binding Effect; Transfer of Rights Under this Agreement. Unless otherwise provided herein, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, and is not intended to confer upon any other Person any right or remedies hereunder; provided, however, that the rights and obligations of Holder under this Agreement may be transferred or assigned by a Holder only to one or more transferees to whom, in the aggregate, all of such Holder's Registrable Securities are transferred and only if such transferees shall, in connection with the transfer of such Registrable Securities, provide the Company with a duly executed addendum to this Agreement, in form and substance reasonably satisfactory to the Company, pursuant to which such transferee expressly and without qualification (A) assumes all of the obligations of its transferor hereunder and (B) agrees itself to be bound by the terms hereof; provided, further, that any such transfer shall not operate to release the transferring Holder from any of its obligations hereunder existing on the date of such transfer. In the event any Registrable Securities are transferred to a person who does not provide the addendum referred to above in this Section 11(i), such Registrable Securities shall be deemed to have ceased to be Registrable Securities effective upon such transfer.

      (j) Effectiveness; Entire Agreement. This agreement shall become effective immediately upon the closing of the Purchase Agreement. This Agreement together with the Standstill Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

      (k) Termination. The right of Holder to effect registration of its Registrable Securities pursuant to Section 2 or 3 hereof shall terminate at such time as all Registrable Securities held by such Holder can be sold pursuant to Rule 144 of the Securities Act in a single three-month period.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    IMPERIAL HOLLY CORPORATION
                                    a Texas corporation


                                       By:
                                      Name:
                                     Title:




                                    GREENCORE GROUP PLC


                                       By:
                                      Name:
                                     Title:




                                    EARLSFORT HOLDINGS B.V.


                                       By:
                                      Name:
                                     Title:

                                                                       EXHIBIT B




                           IMPERIAL HOLLY CORPORATION






                               INVESTOR AGREEMENT

                             _______________, 1996

                                TABLE OF CONTENTS

                                                                            Page


SECTION 1   CERTAIN DEFINITIONS..............................................1

SECTION 2   STOCKHOLDER ACTIVITIES...........................................2
      2.1   Certain Agreements...............................................2
      2.2   Suspension.......................................................3
      2.3   Obligation to Request Securities from the Company................3

SECTION 3   RESTRICTIONS ON TRANSFER.........................................4
      3.1   Transfer Restrictions............................................4
      3.2   Market Standoff..................................................5
      3.3   Stop Transfer Order..............................................5
      3.4   Legend...........................................................5

SECTION 4   RIGHT OF FIRST REFUSAL...........................................6
      4.1   Right of First Refusal...........................................6
      4.2   Assignment of Right of First Refusal.  ..........................7

SECTION 5   RIGHT OF FIRST OFFER.............................................7
      5.1   Investor Offers..................................................7
      5.2   Acceptance of Offer..............................................8
      5.3   Closing..........................................................8
      5.4   Limitation of Rights.............................................8
      5.5   Assignment of Right of First Offer...............................8

SECTION 6   VOTING PROVISIONS................................................8
      6.1   Voting by Investor...............................................8
      6.2   Presence for Quorum..............................................9

SECTION 7   BOARD REPRESENTATION.............................................9

SECTION 8   EQUITY ACCOUNTING................................................9

SECTION 9   MISCELLANEOUS....................................................9
      9.1   Termination......................................................9
      9.2   Specific Enforcement............................................10
      9.3   Governing Law...................................................10
      9.4   Successors and Assigns..........................................10
      9.5   Entire Agreement; Amendment.....................................10
      9.6   Publicity.......................................................10
      9.7   Confidentiality.................................................11
      9.8   Notices, etc....................................................11
      9.9   Severability....................................................12

      9.10  Titles and Subtitles............................................12
      9.11  Facsimile Signatures............................................12
      9.12  Counterparts....................................................12

                               INVESTOR AGREEMENT


      This Investor Agreement (this "Agreement") is entered into effective as of _______, 1996 by and among IMPERIAL HOLLY CORPORATION, a Texas corporation (the "Company"), and GREENCORE GROUP PLC and EARLSFORT HOLDINGS B.V. (collectively, the "Investor").


                                    RECITALS

            WHEREAS, the Company and Investor are parties to that certain Stock Purchase Agreement dated as of July 25, 1996 (the "Purchase Agreement") providing for the issuance and sale by the Company and the purchase ("Acquisition") by the Investor of 3,800,000 shares ("Shares") of the Company's Common Stock, without par value ("Company Common Stock");

            WHEREAS, the Shares will represent approximately 27% of the total number of shares of Company Common Stock outstanding immediately after the Acquisition;

            WHEREAS, the Company and Investor wish to provide for and acknowledge certain arrangements and understandings following the Acquisition;

            WHEREAS, the Company's issuance and sale and the Investor's purchase of the Shares is conditioned upon the execution of this Agreement;

            NOW THEREFORE, in consideration of the foregoing, the parties agree as follows:


                                   SECTION IX.
                               CERTAIN DEFINITIONS

      As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

      "Affiliate" means, with respect to any entity, an affiliate of that entity as defined in Rule 12b-2 under the Exchange Act.

      "Beneficial owner" or "beneficially owned" or "beneficial ownership" shall have the meaning assigned to such term in Rule 13d-3 under the Exchange Act.

      "Independent Director" means a member of the Board of Directors of the Company other than any director nominated by the Investor or any director having an interest in the matter to be voted upon.


      "Subsidiary" means, with respect to any entity, any other entity of which securities or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by such entity.

      "Voting Power" means, with respect to Voting Securities, the maximum number of votes that the holders of Voting Securities are entitled to vote in the election of directors (except to the extent such voting rights are contingent upon dividend arrearages or similar circumstances).

      "Voting Securities" means all classes of the Company's capital stock that are entitled by their terms (and determined without regard to the voting provisions of this Agreement) to vote generally in the election of directors and all options, rights, warrants and other securities convertible into, or exercisable or exchangeable for, any shares of such capital stock (excluding options granted pursuant to the Company's employee stock plans).


                                   SECTION X.
                             STOCKHOLDER ACTIVITIES


      A. CERTAIN AGREEMENTS. The Investor agrees that, except as specifically permitted or contemplated by this Agreement or unless previously approved in writing by the Company upon the approval of a majority of the Independent Directors, the Investor and each of its Affiliates will not in any manner, directly or indirectly acting alone or in concert with others:

            (i) acquire, or offer or agree, attempt, seek or propose to acquire, directly or indirectly, any securities or property of the Company or any of its successors or subsidiaries (or any direct or indirect beneficial ownership, rights, options or interests therein), provided, that the Investor may acquire Voting Securities, subject to Section 2.3 hereof, if after the acquisition thereof the Investor and its

      Affiliates would not hold in the aggregate 30% or more of the Voting Power of the Company (such percentage limitation being the "Percentage Limitation");

            (ii) solicit proxies or consents or become a "participant" in a "solicitation" (as such terms are defined or used in Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of proxies or consents with respect to securities of the Company or any of its successors or subsidiaries or initiate any shareholder proposal or "election contest" (as such term is defined or used in Rule 14a-11 of the Exchange Act) with respect to the Company or any of its successors or subsidiaries or, directly or indirectly, act to encourage, or induce others to take any such action;

            (iii) take any public action for the purpose of convening a shareholders meeting of the Company or any of its successors or subsidiaries or, directly or indirectly, act to encourage, or induce others to take such action;

            (iv) make any public announcement or disclosure relating to the acquisition of Voting Securities that would result in the Investor exceeding the Percentage Limitation or a merger, business combination, sale of assets, liquidation, restructuring, recapitalization or other extraordinary corporate transaction relating to the Company or any of its successors or subsidiaries (other than the establishment of joint ventures, licenses or other transactions in the ordinary course of business);

            (v) deposit Voting Securities into a voting trust or subject Voting Securities to voting agreements, except as provided in Section 6.1 hereof, or grant any proxy with respect to any Voting Securities to any person not designated by the Company who is not an officer, director or employee of Investor;

            (vi) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) for the purpose of acquiring, holding, voting or disposing of securities of the Company or any of its successors or subsidiaries or otherwise with respect to the Company or taking any other actions restricted or prohibited under any clause of this Section 2.1;

            (vii) disclose publicly any intention, plan or arrangement inconsistent with the foregoing or the other provisions of this Agreement relating to any Voting Securities; or

            (viii) enter into any discussions, negotiations, arrangements or understandings with any third party with a view to, or advising, aiding, abetting, soliciting, inducing or encouraging, any action prohibited by any of the foregoing.

      B. SUSPENSION. The agreements contained in Section 2.1 hereof shall not apply during the pendency of (i) a sale of all or substantially all of the Company's assets or (ii) a business combination or other transaction approved by the Company's Board of Directors if upon consummation of any such transaction the Company's shareholders immediately preceding consummation of the transaction would beneficially own less than 50% of the surviving entity immediately following consummation of the transaction. Notwithstanding the foregoing provisions of this Section 2.2, if during such pendency period the Investor has made a competing higher offer for the Company, the Investor shall be permitted to consummate its then pending offer.

      C. OBLIGATION TO REQUEST SECURITIES FROM THE COMPANY. If at any time Investor beneficially owns less than the Percentage Limitation due in whole or in part to a primary issuance of Voting Securities for cash or in connection with an acquisition of assets or a business combination, or otherwise (other than pursuant to an employee stock plan), and Investor wishes to increase its beneficial ownership of Voting Securities up to the Percentage Limitation, then, prior to Investor purchasing Voting Securities in the open market, Investor agrees to request in writing (the "Investor Request") that the Company issue primary Voting Securities to Investor. The Company will have 20 business days after receipt of the Investor Request to determine whether it wishes to issue primary Voting Securities (including treasury stock) to Investor. The purchase price per share for such primary Voting Securities will be the average of the closing price per share of the Voting Securities for the five trading days immediately preceding the date of the Investor Request.

                                   SECTION XI

                            RESTRICTIONS ON TRANSFER

      A. TRANSFER RESTRICTIONS. The Investor will not, at any time, directly or indirectly, sell, transfer any beneficial interest in, pledge, hypothecate or otherwise dispose, or offer to sell, transfer any beneficial interest in, pledge, hypothecate or otherwise dispose, any Voting Securities except:

            (i) to any direct or indirect subsidiary of the Investor, provided that (A) such subsidiary shall agree in writing to be bound by the terms of this Agreement, (B) the Investor shall own, directly or indirectly, all securities of such subsidiary (a "Wholly-Owned Subsidiary"), and (C) should such subsidiary no longer be a Wholly-Owned Subsidiary, the Voting Securities owned by such subsidiary shall be transferred back to the Investor (and at the time of such transfer, such subsidiary shall so agree in writing);

            (ii) with the prior consent of the Independent Directors specifically expressed in a resolution, provided, that the Company shall have a right of first refusal as described in Section 4.1 hereof to purchase such securities;

            (iii) pursuant to a tender or exchange offer recommended to the shareholders by the Independent Directors;

            (iv) to a transferee where the amount of Voting Securities transferred to such transferee and its Affiliate does not exceed 2% of the Voting Power, provided that the Investor has not transferred any Voting Securities to such transferee together with its Affiliates during the 12 months immediately preceding such transfer;

            (v) in the event that (A) the Shares are sold in an underwritten public offering pursuant to a registration statement permitted by the Registration Rights Agreement between the Company and the Investor of even date herewith and (B) the offering is a bona fide, widely distributed public offering;

            (vi) into a tender or exchange offer not approved by the Board of Directors pursuant to which, if such offer were consummated, the offeror would beneficially



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      own more than 50% of the Voting Power, provided, that the Company shall have a right of first refusal as described in Section 4.1 hereof to purchase such securities;

            (vii) pursuant to a merger or consolidation in which the Company is acquired, or sale of all or substantially all of the Company's assets to another corporation or any other transaction approved by the Company's Board of Directors; or

            (viii) to other persons, provided, that the Company shall have a right of first offer as described in Section 5.1 hereof to purchase such securities.

      B. MARKET STANDOFF. The Investor shall not, to the extent requested by the Company and any underwriter of Common Stock or other securities of the Company, directly or indirectly, sell, offer to sell, contract to sell, grant any option to purchase or otherwise transfer or dispose of any securities of the Company held by it for a period of up to 90 days following the commencement date of a public offering of such Common Stock or other securities of the Company.

      C. STOP TRANSFER ORDER. The Company shall not be required (i) to transfer on its books any Voting Securities that shall have been sold or transferred in violation of any of the provisions set forth in this Agreement or (ii) to treat as owner of such Voting Securities or accord the right to vote as such owner or pay dividends to any transferee to whom such Voting Securities shall have been so transferred in violation of any the provisions set forth in this Agreement. Any purported transfer of Voting Securities by any holder that is not in compliance with the terms and conditions of this Agreement shall be void, and the transferee under any such purported transfer shall acquire no title or ownership thereby. The Investor hereby agrees to the entry of a stop transfer order with the transfer agent or agents of the Company against the transfer of Voting Securities except in compliance with the requirements of this Agreement.

      D. LEGEND. To assist in effectuating the provisions of this Agreement, Investor hereby consents to the placement of the following legend on all certificates representing the Voting Securities beneficially owned by it until termination of this Agreement:




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


      THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF AN AGREEMENT BETWEEN INVESTOR AND THE COMPANY AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE THEREWITH. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICE OF THE SECRETARY OF THE COMPANY.

                                  SECTION XII.
                             RIGHT OF FIRST REFUSAL

      A. RIGHT OF FIRST REFUSAL. Prior to making any sale, transfer or other disposition of Voting Securities pursuant to Section 3.1(ii) or (vi), the Investor shall give the Company the opportunity to purchase such securities in the following manner:

            (i) The Investor shall give notice (the "Transfer Notice") to the Company in writing of such intention specifying the number of Voting Securities proposed to be sold or transferred, the proposed price per Voting Security (the "Transfer Consideration"), and the other material terms upon which such disposition is proposed to be made.

            (ii) In connection with proposed transfers of Voting Securities pursuant to Section 3.1(ii) hereof, the Company shall have the right, exercisable by written notice given by the Company to the Investor within 90 days after receipt of the Transfer Notice, to purchase (or to cause a corporation, entity, person or group designated by the Company to purchase) all of the Voting Securities specified in such Transfer Notice for cash in an amount equivalent to the aggregate Transfer Consideration. If the purchase price specified in the Transfer Notice includes any property other than cash, such purchase price shall be deemed to be the amount of any cash included in the purchase price plus the value (as jointly determined by a nationally recognized investment banking firm selected by each party or, in the event such firms are unable to agree, a third nationally recognized investment banking firm to be selected by such firms) of such other property included in such price. For this purpose:

                  (A) The parties shall use their best efforts to cause any
            determination of the value of any securities included in the purchase price to be made within five business days after the date of


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

            delivery of the Transfer Notice. If the investment banking firms selected by the Company and the Investor are unable to agree upon the value of any such securities within such five-day period, the parties shall promptly select a third firm whose determination shall be conclusive.

                  (B) The parties shall use their best efforts to cause any
            determination of the value of property other than securities to be made within 10 business days after the date of delivery of the Transfer Notice. If the investment banking firms selected by the Company and the Investor are unable to agree upon a value within such 10-day period, the parties shall promptly select a third firm whose determination shall be conclusive.

                  (C) The date on which the Company must exercise its right of first refusal shall be extended until five business days after the determination of the value of property included in the purchase price if such property consists solely of securities or 10 business days after the determination of such value if other property is included.

            (iii) In connection with proposed transfers of Voting Securities pursuant to Section 3.1(vi) hereof, the Company shall have the right, exercisable by written notice given by the Company to the Investor no later than three business days prior to termination of the tender or exchange offer, as extended, to purchase (or to cause a corporation, entity, person or group designated by the Company to purchase) all of the Voting Securities specified in such Transfer Notice for cash in an amount equivalent to the aggregate Transfer Consideration. If the purchase price specified in the Transfer Notice includes any property other than cash, the relevant portions of clause (ii) of this Section 4.1 shall apply.

            (iv) If the Company or its assigns exercises the right of first refusal hereunder, the closing of the purchase of the Voting Securities with respect to which such right has been exercised shall take place within 20 business days after the Company or its assigns gives notice of such exercise, which period of time shall be


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


      extended, as necessary, in order to comply with applicable securities and other applicable laws and regulations. Upon exercise of its right of first refusal, the Company or its assigns and the Investor shall be legally obligated to consummate the purchase contemplated thereby and shall use their reasonable best efforts to secure any approvals required in connection therewith.

            (v) If neither the Company nor its assigns exercise the right of first refusal with respect to proposed transfers of Voting Securities under Section 3.1(ii) hereunder within the time specified for such exercise, provided a binding agreement to sell such Voting Securities is entered into within 30 days following the expiration of such time for exercise, the Investor shall be free, during the period of 60 days following the expiration of such time for exercise, to sell the Voting Securities specified in the Transfer Notice at a price not less than the Transfer Consideration.

      B. ASSIGNMENT OF RIGHT OF FIRST REFUSAL. The Company may assign its rights under Section 4.1 hereof to other persons who shall then be entitled to purchase such securities.

                                  SECTION XIII.
                              RIGHT OF FIRST OFFER

      A. INVESTOR OFFERS. Prior to making any offer to sell, transfer or otherwise dispose of any Voting Securities for cash to any third party pursuant to Section 3.1(viii) hereof the Investor shall give the Company 90 days prior written notice (the "Offer"), delivered or mailed as provided in Section 9.8 hereof, of Investor's desire to sell any Voting Securities (the"Offered Securities"), stating the proposed price per Voting Security, the number of Voting Securities offered and the other material terms of such proposed sale. Such notice shall include a representation to the Company that the Investor has a good faith intention to sell such Voting Securities on the terms specified therein. The Offer shall constitute an offer by the Investor, irrevocable for 90 days, to the Company for all of the Offered Securities on the terms specified in the Offer.

      B. ACCEPTANCE OF OFFER. Within 90 days after receipt of an Offer, the Company may elect to provide written notice to the Investor (an "Acceptance Notice") that the Company has elected to



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

purchase all of the Offered Securities. If the Company fails to provide an Acceptance Notice to the Investor by the end of such 90-day period, the Company shall be deemed to have elected not to purchase the Offered Securities.

      C. CLOSING. The closing of any sale of Offered Securities shall take place on such date, within 20 business days of the date of the Acceptance Notice (subject to extension to comply with applicable securities and other applicable laws and regulations related to the transfer of the Offered Securities to the Company), as shall be agreed by the Company and the Investor. At any such closing, the Investor shall deliver to the Company certificate(s) representing the Offered Securities being sold, duly assigned to the Company or its assigns, against payment of the applicable purchase price by check or wire transfer of same day funds.

      D. LIMITATION OF RIGHTS. If the Company does not elect to purchase the Offered Securities within the 90-day period in Section 5.2 hereof, then the Investor must sell all, but not less than all, of the Offered Securities at not less than the price stated in the Offer and otherwise on terms no less favorable to the Investor than those presented to the Company in the Offer on or before the 90th day following the expiration of the 90-day period in Section 5.2 hereof (subject to extension to comply with applicable securities and other applicable laws and regulations related to the transfer of the Offered Securities from the Investor to the purchasers). If the Offered Securities have not been sold within such 90-day period, then the Investor may not sell any Offered Securities unless it provides the Company with a new Offer pursuant to Section 5.1 hereof.

      E. ASSIGNMENT OF RIGHT OF FIRST OFFER. The Company may assign its rights under this Section 5 to other persons who shall then be entitled to accept the Offer and purchase such securities.

                                  SECTION XIV.
                                VOTING PROVISIONS

      A. VOTING BY INVESTOR. With respect to the election of directors of the Company, the Investor shall vote all Voting Securities directly or indirectly owned by the Investor in the manner recommended to shareholders by the Company's Board of Directors.

      B. PRESENCE FOR QUORUM. The Investor and its Affiliates, as holders of Voting Securities, shall be present, in person or by proxy, at all meetings of shareholders of the Company with respect to which Investor receives notice so that all Voting Securities directly or indirectly owned by it and its Affiliates may be counted for the purpose of determining the presence of a quorum at such meetings.


                                   SECTION XV.
                              BOARD REPRESENTATION

      Until such time as Investor holds less than 15% of the Voting Power, the Company will cause to be included in the Company's annual proxy materials qualified natural persons designated by Investor ("Designees") as nominees for election to the Company's Board of Directors such that two of the Company's directors constitute Designees. The Company agrees to solicit proxies from its shareholders for the Designees. If a Designee shall cease to be a director of the Company for any reason, the Company shall promptly, upon the request of Investor, use its reasonable best efforts to cause the election or appointment of a qualified, acceptable person recommend by Investor to replace such Designee. The right to designate directors of the Company pursuant to this
Section 7 is personal to Investor and may not be transferred in any manner without the consent of the Independent Directors.


                                  SECTION XVI.
                                EQUITY ACCOUNTING

      If the Investor elects to account for its investment in the Company pursuant to the equity method, if requested by the Investor, the Company will furnish to the Investor information that is required by generally accepted accounting principles to enable the Investor to account for its investment in the Company pursuant to the equity method, to the extent reasonably available to the Company.


                                  SECTION XVII.
                                  MISCELLANEOUS

      A. TERMINATION. This Agreement shall terminate upon the earlier to occur of the following: (i) the fifth anniversary of the date of this Agreement; (ii) the date on which the Investor




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

beneficially owns less than 8% of the Voting Power; (iii) such time as the aggregate number of shares of the Company's Common Stock beneficially owned by
I. H. Kempner, III, James C. Kempner and the H. Kempner Trust Association is less than 300,000 shares (appropriately adjusted for stock splits, reverse stock splits, stock dividends, recapitalizations and similar events); (iv) such time as any other person or group beneficially owns more Voting Securities than the aggregate Voting Securities then beneficially owned by the Investor and (A) the descendants of H. Kempner or (B) trusts controlled by or for the benefit of the descendants of H. Kempner; or (v) the date on which a person or group (not including the Investor or the persons referred to in subclause (A)or (B) of clause (iv) of this Section 9.1) beneficially owns more than 50% of the Voting Power, whether by way of tender or exchange offer or otherwise. In the event that a person or group beneficially owns a greater number of Voting Securities than Investor, the Company agrees to provide the Investor with a certified copy of the beneficial ownership of the persons referred to in subclause (A) or (B) of clause (iv) of this Section 9.1.

      B. SPECIFIC ENFORCEMENT. The Company and the Investor acknowledge and agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and it would be extremely impracticable and difficult to measure damages. Accordingly, in addition to any other rights and remedies to which the parties may be entitled by law or equity, the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provision of this agreement and to enforce specifically the term and provisions hereof, and the parties expressly waive (a) the defense that a remedy in damages will be adequate and (b) any requirement, in an action for specific performance, for the posting of a bond.

      C. GOVERNING LAW. This Agreement shall be governed and construed in all respects in accordance with the laws of the State of Texas as applied to agreements made and performed in Texas by residents of the State of Texas. The Company and the Investor each hereby consents to personal jurisdiction in any action brought with respect to this Agreement and the transactions contemplated hereby in the United States District Court for the Southern District of Texas. The Company and the Investor each also agrees that service of process may be accomplished pursuant to the provisions of Section 9.8 hereof.

      D. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

      E. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other documents delivered pursuant hereto at the Closing constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

      F. PUBLICITY. Neither the Company nor Purchaser shall issue any press release or otherwise make an public statement with respect to the transactions contemplated by this Agreement without consulting the other party, except as may be required by applicable law or regulation.

      G. CONFIDENTIALITY. Purchaser acknowledges and agrees that any information or data it has acquired from the Company, not otherwise properly in the public domain, was received in confidence. Purchaser agrees not to divulge, communicate or disclose, except as may be required by law or for the performance of this Agreement, or use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information of the Company.

      H. NOTICES, ETC. Unless otherwise provided, any notice, request, demand or other communication required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, or when sent by telex or telecopier (with receipt confirmed), or one business day following deposit with overnight courier or three business days following deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed as follows (or at such other address as a party may designate by notice to the other):




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


      If to the Company:

      Imperial Holly Corporation
      One Imperial Square, Suite 200
      8016 Highway 90-A
      Sugar Land, TX  77478
      Attention:        President
      Telephone:        (713) 490-9780
      Facsimile:        (713) 490-9897

      with a copy to:

      Baker & Botts, L.L.P.
      One Shell Plaza
      910 Louisiana
      Houston, TX  77002-4995
      Attention:        J. David Kirkland, Jr.
      Telephone:        (713) 229-1101
      Facsimile:        (713) 229-1522

      If to the Investor:

      Greencore Group plc
      St. Stephen's Green House
      Earlsfort Terrace
      Dublin 2, Ireland
      Attention:        Chief Executive Officer
      Telephone:        011-3531-605-1000
      Facsimile:        011-3531-605-1101

      with a copy to:

      Weil, Gotshal & Manges LLP
      700 Louisiana, Suite 1600
      Houston, TX 77002
      Attention:        Steven D. Rubin
      Telephone:        (713) 546-5030
      Facsimile:        (713) 224-9511

      I. SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, this Agreement shall continue in full force and effect without said provision. In such event, the parties shall negotiate, in good faith, a legal, valid and enforceable substitute provision which most nearly effects the intent of the parties in entering into this Agreement.

      J. TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

      K. FACSIMILE SIGNATURES. Any signature page delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requests it.

      L. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

      The foregoing agreement is hereby executed as of the date first above written.


IMPERIAL HOLLY CORPORATION
a Texas corporation


By:
Title:



GREENCORE GROUP PLC


By:
Title:



EARLSFORT HOLDINGS B.V.


By:
Title:







                                             Investor Agreement Signature Page